EXHIBIT 99.3



         NationsBank                                       News Release

         FOR IMMEDIATE RELEASE

         August 30, 1996 -- NationsBank Corporation and Boatmen's
         Bancshares, Inc., today announced a definitive agreement to merge the two companies. The combined company will create an unmatched banking franchise serving more than 13 million customers in 16 states in the Midwest, Southwest, Southeast and Mid-Atlantic.

         Following the merger, NationsBank will have combined assets of approximately $230 billion, $20 billion in shareholders' equity and a market capitalization of $33 billion. The company will have the earnings power to produce nearly $3 billion in net income during 1997, based on current analyst consensus estimates. The transaction is expected to close in January 1997.

         Andrew B. Craig III, chairman and chief executive officer of Boatmen's, will be chairman of the board of NationsBank Corp. Hugh L. McColl Jr., current chairman and chief executive officer of NationsBank Corp., will be chief executive officer of the merged company.

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         "The combination of these two great companies creates a new power in banking in North America. The access to products and services in our newly expanded 16-state franchise is evidence of our continued commitment to convenience, choice and value for our new and existing customers. We are creating tomorrow's banking company today," McColl said.

         "In addition, the short-term and long-term earnings potential of our company has been strengthened dramatically, providing increasing financial opportunity for NationsBank shareholders," McColl added. "We welcome our new teammates and eagerly anticipate joining them in this partnership. Such a dynamic expansion of our company means greater opportunity for all."

         Banking customers in the expanded NationsBank territory will have access to the premier retail banking organization in the United States. NationsBank will reach a population of 100 million people through more than 5,000 ATMs and approximately 2,600 banking centers. NationsBank will have a combined 15 percent deposit share across its franchise.

         "We believe NationsBank is the best partner for Boatmen's. Together we bring an innovative technological expertise and the same strong commitment to helping our customers succeed," Craig said. "We feel confident that our customers, our communities, our associates and our shareholders will benefit from this combination."

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         In addition to creating a unique retail banking franchise, the newly combined company will enjoy:
              -- A trust and asset management division with $111 billion in assets under discretionary management, making it the sixth-largest bank-owned asset management business in North America, and generating $650 million in annual fees
              -- $23 billion in combined proprietary mutual funds
              -- A $110 billion mortgage servicing portfolio
              -- A greatly expanded business customer base in small- to middle-market companies

         NationsBank will use purchase accounting for the transaction. The purchase price is based on a fixed exchange rate of .6525 shares of NationsBank common stock for each share of Boatmen's common stock outstanding.

         For Boatmen's shareholders, the merger will be structured as a "cash election" merger, in which holders of Boatmen's common stock will have the right to choose to receive either form of consideration. At least 60 percent of the aggregate purchase price paid to all holders will be in shares of NationsBank common stock, and the balance of approximately 40 percent will be paid in either cash or NationsBank common stock, or a mix of the two. The transaction will be a tax-free exchange for Boatmen's shareholders to the extent they receive shares of NationsBank stock.

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         NationsBank projects $335 million in annual cost savings from the merger, fully realized by 1999. This represents a reduction in the combined expenses of 5 percent. These cost savings will come in the areas of operational consolidation, delivery system optimization, business line consolidation and vendor leverage.

         The merger is subject to the approval of Boatmen's and NationsBank shareholders and the appropriate regulatory authorities.

         At June 30, 1996, NationsBank had $192 billion in total assets, ranking the Charlotte, N.C.-based company as the fifth-largest U.S. commercial bank. The assets of St. Louis, Mo.-based Boatmen's totaled $41 billion. The combined company is expected to rank fourth in assets.

         # # #

         Editor's Note:

         Executives of the two companies will answer questions from the media at a news conference today at 1 p.m. CDT in the Regency Ballroom of the Hyatt Regency at Union Station on Market Street in St. Louis. Reporters wishing to participate in the news conference by telephone may call 913 749-9362, ID code: NB 831.

         A satellite uplink will be available at the following coordinates: KU Band; Galaxy 7; Transponder 4; Full transponder; Vertical polarization; Located 91 degrees West:
         Downlink frequency 11780 MGH; Audio frequency 6.2/6.8; Not encripted / in the clear.

         Media contacts:     NationsBank                    314 621-5188

         Analyst contacts:   Jenny Repass, NationsBank      704 386-8465
                             Kevin Stitt, Boatmen's         314 466-7662